Exhibit 99.1

Emerald Reports Third Quarter 2020 Financial Results

NEW YORK, N.Y. – November 2, 2020 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences and marketing solutions, today reported financial results for the third quarter ended September 30, 2020.

Highlights

•	Third quarter results negatively impacted by event cancellations due to the COVID-19 pandemic
•	Impact of revenue declines on operating income partially offset by claim payments received under Emerald’s event cancellation insurance policy
•

To date, Emerald has submitted $146.2 million in claims, $133.2 million of which represents the net amount of budgeted gross revenues less avoided costs for cancelled events previously scheduled to take place in the first, second and third quarters of 2020

•

Insurance claim payments received year to date total $64.3 million, of which $15.0 million was received in the second quarter, $39.8 million was received in the third quarter and $9.5 million was received in the fourth quarter

•	Additional $15.8 million in insurance claim payments recently approved and pending receipt
•	Emerald expects to submit incremental event cancellation insurance claims for additional events that were originally scheduled to take place in the second half of 2020, but have been cancelled
•	Net loss of $15.3 million for the third quarter of 2020, compared to net loss of $19.7 million for the third quarter of 2019
•

Adjusted EBITDA, a non-GAAP measure, of negative $3.2 million for the third quarter of 2020, compared to $28.7 million for the third quarter of 2019 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Adjusted Net Loss, a non-GAAP measure, of $5.5 million for the third quarter of 2020, compared to Adjusted Net Income of $12.6 million for the third quarter of 2019 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Emerald completed the sale of its 7% Series A Convertible Participating Preferred Stock (the “Preferred Stock”) in the third quarter, generating net proceeds of approximately $130 million, in addition to the $252 million in net proceeds generated during the second quarter

•	Emerald ended the third quarter of 2020 with $326.7 million in cash and full availability of its $150 million revolving credit facility

Third Quarter 2020 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$8.5	$75.6	$(67.1)	(88.8%)	$115.2	$316.0	$(200.8)	(63.5%)
Net (loss) income	$(15.3)	$(19.7)	$4.4	(22.3%)	$(575.5)	$18.2	$(593.7)	NM
Net cash (used in) provided by operating activities	$(20.1)	$11.6	$(31.7)	NM	$(42.7)	$51.6	$(94.3)	NM
Diluted (loss) income per share	$(0.31)	$(0.27)	$(0.04)	(14.8%)	$(8.16)	$0.25	$(8.41)	NM

Non-GAAP measures:
Adjusted EBITDA	$(3.2)	$28.7	$(31.9)	NM	$53.6	$129.3	$(75.7)	(58.5%)
Adjusted Net (Loss) Income	$(5.5)	$12.6	$(18.1)	NM	$42.0	$74.2	$(32.2)	(43.4%)
Adjusted Diluted EPS	$(0.08)	$0.17	$(0.25)	NM	$0.59	$1.02	$(0.43)	(42.2%)
Free Cash Flow	$(20.9)	$10.7	$(31.6)	NM	$(45.8)	$49.8	$(95.6)	NM

Brian Field, Emerald’s Interim President and Chief Executive Officer, said, “As we work towards a return to live events, we continue to implement our growth strategies designed to improve the efficiency of our operations, accelerate organic sales growth and improve our profitability.  Our team is focused on using this time to launch new digital product offerings and revenue models designed to complement our live events, as we engage our current customers, drive new customers and enhance Emerald’s growth profile.  During the third quarter, we hosted over 90 digitally-delivered virtual events across a variety of formats and form factors.  While these have been successful and provide new, high-margin revenue streams, the consistent feedback from our customers is that the face-to-face format of our events provides a critical value to our customers’ success.  A good example of this, and pent-up demand of our customers’ desire to return to our face-to-face shows, can be seen in IGES which is set to stage on November 4 in the heart of the Smoky Mountains of Tennessee.  Demand has been very strong with attendee registrations up over 36% versus last year, which also confirms our own exhibitor and attendee research that continues to point to our customers’ preference for live events.”

David Doft, Emerald’s Chief Financial Officer, added, “The key priorities for our team are to streamline our operations in order to improve collaboration across the company and find opportunities to consolidate our expense structure and become more nimble as the environment eventually normalizes.  Historically, Emerald has worked as a collection of business units focused on delivering individual shows.  This stifled innovation as well as the ability to cross-sell the full suite of Emerald’s offerings to our customers, while also adding to our expense structure which we have been laser-focused on optimizing.  Along those lines, I am pleased to report that we have permanently reduced our annual fixed cost run rate by over $15-20 million through the end of the third quarter.  We have also been successful in collecting payments for our submitted insurance claims, having received an additional $39.8 million of payments in the third quarter and $9.5 million thus far in the fourth quarter, with an additional $15.8 million recently approved and pending receipt.  Our insurance payments combined with our recent preferred stock offering puts us in an enviable balance sheet position. We exited the third quarter with $327 million of cash and another $150 million in availability on our revolver which provides us with the flexibility to invest for future growth as well as take advantage of any dislocations in the trade show and exhibition market.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers given this ongoing, unprecedented environment.  Substantially all employees continue to work in a remote environment and Emerald is actively engaging the Company’s communities with new on-line offerings while planning for future events.

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial changes to the Company’s show calendar.  To date, Emerald has cancelled 94 events, and has not staged an in-person event since the middle of March. In total, these cancelled events accounted for approximately $236 million of 2019 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19.  Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.  While there is no assurance that the insurance carriers will agree that all of Emerald’s claims are covered under these policies, the Company believes that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to these event cancellation insurance policies.

The Company has been preparing and submitting insurance claims for each of its cancelled shows. For events previously scheduled to take place in the first, second and third quarters, Emerald has submitted approximately $133.2 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events. Insurance claim payments received to date total $64.3 million, of which $15 million was received in the second quarter, $39.8 million received in the third quarter and $9.5 million has been received so far in the fourth quarter, with an additional $15.8 million recently approved and pending receipt.   Through October 31, 2020, the Company has submitted total claims of $146.2 million for events which were originally scheduled to take place in 2020.  The Company expects to submit further claims over the next several weeks representing events cancelled through the end of the year.

Financial & Operational Results, Quarter Ended September 30, 2020

For the third quarter of 2020, Emerald reported revenues of $8.5 million compared to revenues of $75.6 million for the third quarter of 2019, a decrease of $67.1 million, or 88.8%. The decrease primarily reflected a $68.0 million reduction from the cancellation of substantially all third quarter events due to the COVID-19 crisis, most notably ASD August, NY NOW August, CEDIA Expo and Modern Day Marine. Discontinued events representing $0.2 million of third quarter 2019 revenues also impacted third quarter 2020 results. The G3 Communications (“G3”) acquisition, which closed in the fourth quarter of 2019, contributed $1.5 million of revenue in the third quarter of 2020. Organic revenues for the third quarter of 2020, which exclude cancelled events, declined $0.5 million, or 6.7%, as compared to the prior year third quarter due to lower print and digital advertising revenues, partially offset by new virtual event launches.

The Company recognized a net loss of $15.3 million for the third quarter of 2020 compared to a net loss of $19.7 million for the third quarter of 2019.  The Company recorded $16.1 million of Other Income during the third quarter as a result of the confirmation of event cancellation insurance claims related to events cancelled in the first, second and third quarters.  In the third quarter of 2019, the Company recorded Other Income of $6.1 million from cancellation insurance proceeds related to the forced cancellation of Surf Expo and ISS Orlando due to Hurricane Dorian.  In the third quarter of 2019, in connection with a triggering event caused by reduced performance expectations for the year, the Company recorded a $26.3 million non-cash charge related to the impairment of certain trade names, customer-related intangible assets and goodwill.

For the third quarter of 2020, Adjusted EBITDA was negative $3.2 million, compared to $28.7 million for the third quarter of 2019.  The decrease in Adjusted EBITDA of $31.9 million was mainly due to the COVID-19 related cancellation of 29 third quarter events, representing prior year third quarter Adjusted EBITDA of $42.0 million, offset by the recognition of $10.0 million more in Other Income related to event cancellation insurance claims confirmed in the third quarter of 2020 versus the comparable period in the prior year. Third quarter 2020 Adjusted EBITDA also reflected the combined effect of lower Organic revenues, offset by the cost savings measures implemented throughout the year. The Company’s Adjusted EBITDA throughout 2020 has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net (loss) income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash used in operating activities was $20.1 million in the third quarter of 2020, compared to cash provided by operating activities of $11.6 million in the third quarter of 2019, largely reflecting $37.5 million in refunds paid during the third quarter and the decline in cash receipts due to the cancellation of upcoming events, partially offset by the receipt of $39.8 million in event cancellation insurance proceeds and the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 pandemic. As a result of refunds paid as well as additional event cancellations during the third quarter, as of September 30, 2020, cancelled event liabilities were $24.9 million as compared to $45.6 million at June 30, 2020.

Capital expenditures were $0.8 million for the third quarter of 2020, compared to $0.9 million for the third quarter of 2019.

Free Cash Flow, which the Company defines as net cash used in or provided by operating activities less capital expenditures, was an outflow of $20.9 million in the third quarter of 2020, compared to an inflow of $10.7 million in the third quarter of 2019.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its third quarter 2020 results at 5:00pm EDT on Monday, November 2, 2020.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13711827. The replay will be available until 11:59 pm (Eastern Time) on November 9, 2020.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) stock-based compensation, (ii) deferred revenue, (iii) goodwill and other intangible asset impairment charges, (iv) other items that management believes are not part of our core operations, (v) amortization of deferred financing fees and discount, (vi) amortization of acquired intangible assets and (vii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the timing for rescheduled trade show events; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Revenues	$8.5	$75.6	$115.2	$316.0
Other income	16.1	6.1	64.3	6.1
Cost of revenues	4.3	24.6	47.1	102.8
Selling, general and administrative expense	25.6	33.7	88.8	101.9
Depreciation and amortization expense	12.2	12.9	37.2	39.3
Goodwill impairment charges	-	9.3	564.0	9.3
Intangible asset impairment charges	-	17.0	59.4	17.0
Operating (loss) income	(17.5)	(15.8)	(617.0)	51.8
Interest expense, net	4.2	7.5	16.5	23.3
(Loss) income before income taxes	(21.7)	(23.3)	(633.5)	28.5
(Benefit from) provision for income taxes	(6.4)	(3.6)	(58.0)	10.3
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(15.3)	$(19.7)	$(575.5)	$18.2
Accretion on 7% Series A Convertible Participating Preferred stock	(7.0)	-	(7.1)	-
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc. common shareholders	$(22.3)	$(19.7)	$(582.6)	$18.2
Basic (loss) earnings per share	$(0.31)	$(0.27)	$(8.16)	$0.25
Diluted (loss) earnings per share	$(0.31)	$(0.27)	$(8.16)	$0.25
Basic weighted average common shares outstanding	71,484	71,796	71,437	71,843
Diluted weighted average common shares outstanding	71,484	71,796	71,437	72,752

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$326.7	$9.6
Trade and other receivables, net of allowances of $0.6 million and $1.1 million, as of September 30, 2020 and December 31, 2019, respectively	40.4	60.1
Insurance receivables	9.5	-
Prepaid expenses	11.5	24.0
Total current assets	388.1	93.7
Noncurrent assets
Property and equipment, net	4.1	4.2
Intangible assets, net	280.5	373.8
Goodwill	416.3	980.3
Right-of-use assets	16.8	18.3
Other noncurrent assets	1.5	1.4
Total assets	$1,107.3	$1,471.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$21.4	$22.2
Cancelled event liabilities	24.9	-
Deferred revenues	64.7	187.3
Revolving credit facility	-	10.0
Right-of-use liabilities, current portion	4.3	4.1
Term loan, current portion	5.7	5.7
Total current liabilities	121.0	229.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	516.4	519.7
Deferred tax liabilities, net	2.4	60.0
Right-of-use liabilities	14.2	15.7
Other noncurrent liabilities	6.2	6.8
Total liabilities	660.2	831.5
Commitments and contingencies
Shareholders’ equity
7% Series A Convertible Participating Preferred stock, $0.01 par value; 80,000 authorized at September 30, 2020 and December 31, 2019; 71,446 issued and outstanding at September 30, 2020 and no shares issued or outstanding at December 31, 2019	0.7	-
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,500 and 71,352 at September 30, 2020 and December 31, 2019, respectively	0.7	0.7
Additional paid-in capital	1,082.9	701.1
Accumulated deficit	(637.2)	(61.6)
Total shareholders’ equity	447.1	640.2
Total liabilities and shareholders’ equity	$1,107.3	$1,471.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(dollars in millions) (unaudited)
Revenues	$8.5	$75.6	$(67.1)	(88.8%)	$115.2	$316.0	$(200.8)	(63.5%)
Add (deduct):
Acquisition revenues	(1.5)	-			(7.0)	-
Discontinued events	-	(0.2)			-	(3.6)
COVID-19 cancellations(1)	-	(67.9)			-	(197.9)
Organic revenues	$7.0	$7.5	$(0.5)	(6.7%)	$108.2	$114.5	$(6.3)	(5.5%)

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events in the first, second and third quarters of 2020, compared to all events that staged in the first, second and third quarters of 2019, due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net (loss) income	$(15.3)	$(19.7)	$(575.5)	$18.2
Add (deduct):
Interest expense	4.2	7.5	16.5	23.3
(Benefit from) provision for income taxes	(6.4)	(3.6)	(58.0)	10.3
Goodwill impairment charges(1)	-	9.3	564.0	9.3
Intangible asset impairment charges(2)	-	17.0	59.4	17.0
Depreciation and amortization	12.2	12.9	37.2	39.3
Stock-based compensation	1.5	1.9	4.2	6.1
Deferred revenue adjustment	-	-	-	0.2
Other items(3)	0.6	3.4	5.8	5.6
Adjusted EBITDA	$(3.2)	$28.7	$53.6	$129.3

Notes:

(1)	For the nine months ended September 30, 2020, represents a non-cash charge of $564.0 million for goodwill in connection with the Company’s interim testing of goodwill for impairment.
(2)

Intangible asset impairment charges for the nine months ended September 30, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended September 30, 2020 included: (i) $0.7 million in non-recurring legal, audit and consulting fees and (ii) $0.2 million in transition costs, offset by (iii) a $0.3 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the three months ended September 30, 2019 included: (i) $1.6 million in contract termination costs (ii) $0.2 million in transaction costs in connection with certain acquisition transactions and (iii) $1.6 million in transition costs.  Other items for the nine months ended September 30, 2020 included: (i) $4.6 million in transition costs, including one-time severance expense of $2.8 million, (ii) $1.5 million in non-recurring legal, audit and consulting fees and (iii) $0.4 million in transaction costs in connection with certain acquisition transactions offset by (iv) $0.7 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the nine months ended September 30, 2019 included: (i) $1.4 million in contract termination costs, (ii) $0.8 million in transaction costs in connection with certain acquisition transactions, (iii) $3.2 million in transition costs and (iv) $0.2 million in non-recurring legal, audit and consulting fees.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET (LOSS) INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net (loss) income	$(15.3)	$(19.7)	$(575.5)	$18.2
Add (deduct):
Stock-based compensation	1.5	1.9	4.2	6.1
Deferred revenue adjustment	-	-	-	0.2
Goodwill impairment charges(1)	-	9.3	564.0	9.3
Intangible asset impairment charges(2)	-	17.0	59.4	17.0
Other items(3)	0.6	3.4	5.8	5.6
Amortization of deferred financing fees and discount	0.4	0.4	1.1	1.1
Amortization of acquired intangible assets	11.4	12.4	35.0	37.5
Tax adjustments related to non-GAAP adjustments(4)	(4.1)	(12.1)	(52.0)	(20.8)
Adjusted Net (Loss) Income	$(5.5)	$12.6	$42.0	$74.2
Adjusted basic (loss) earnings per share	$(0.08)	$0.18	$0.59	$1.03
Adjusted diluted (loss) earnings per share	$(0.08)	$0.17	$0.59	$1.02
Basic weighted average common shares outstanding	71,444	71,796	71,437	71,843
Diluted weighted average common shares outstanding	71,444	72,368	71,480	72,752

Notes:

(1)	Represents non-cash goodwill impairment charges described in Note 1 to Schedule 2 above.
(2)	Represents non-cash intangible asset impairment charges described in Note 2 to Schedule 2 above.
(3)	Represents other items described in Note 3 to Schedule 2 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 29.5% and 27.3% for the three months ended September 30, 2020 and 2019, respectively.   For the nine months ended September 30, 2020, represents the application of U.S. Federal and state enterprise tax rate of 27.1% to non-impairment related items and the actual tax effect of non-cash impairment charges of $39.6 million. For the nine months ended September 30, 2019, represents the application of U.S. Federal and state enterprise tax rate of 27.1%.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net Cash (Used in) Provided by Operating Activities	$(20.1)	$11.6	$(42.7)	$51.6
Less:
Capital expenditures	0.8	0.9	3.1	1.8
Free Cash Flow	$(20.9)	$10.7	$(45.8)	$49.8

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Revenues
Commerce	$1.7	$50.7	$52.7	$178.7
Design and Technology	5.0	20.6	45.7	109.2
All Other	1.8	4.3	16.8	28.1
Total revenues	$8.5	$75.6	$115.2	$316.0

Other Income
Commerce	10.7	6.1	$45.3	6.1
Design and Technology	3.1	-	16.0	-
All Other	2.3	-	3.0
Total other income	$16.1	$6.1	$64.3	$6.1

Adjusted EBITDA
Commerce	$6.0	$31.3	$55.2	$105.9
Design and Technology	1.4	6.6	24.0	43.5
All Other	0.2	(0.4)	3.1	7.3
Subtotal Adjusted EBITDA	$7.6	$37.5	$82.3	$156.7

General corporate and other expenses	(10.8)	(8.8)	(28.7)	(27.4)
Interest expense	(4.2)	(7.5)	(16.5)	(23.3)
Goodwill impairment charges	-	(9.3)	(564.0)	(9.3)
Intangible asset impairment charges	-	(17.0)	(59.4)	(17.0)
Depreciation and amortization expense	(12.2)	(12.9)	(37.2)	(39.3)
Stock-based compensation expense	(1.5)	(1.9)	(4.2)	(6.1)
Deferred revenue adjustment	-	-	-	(0.2)
Other items	(0.6)	(3.4)	(5.8)	(5.6)
(Loss) income before taxes	$(21.7)	$(23.3)	$(633.5)	$28.5